Exhibit 10.1

SEMTECH CORPORATION

2013 LONG-TERM EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD CERTIFICATE

THIS AWARD is made this February 26, 2014 (the “Award Date”) by Semtech Corporation, a Delaware corporation (the “Corporation”), to Mohan R. Maheswaran (the “Participant”).

R E C I T A L S

A.  The Corporation has established the Corporation’s 2013 Long-Term Equity Incentive Plan (the “Plan”) in order to provide eligible persons of the Corporation with an opportunity to acquire shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”).

B.  The Plan Administrator has determined that it would be in the best interests of the Corporation and its stockholders to grant the restricted stock unit award (the “Award”) described in this Award Certificate to the Participant as compensation, as an inducement to remain in the service of the Corporation, and as an incentive for increasing efforts during such service.

NOW, THEREFORE, this Award is made on the following terms and conditions:

1.                                      Definitions and Incorporation.  Capitalized terms used in this Award Certificate and not otherwise defined herein shall have the meanings given to such terms in the Plan.  The Plan is hereby incorporated in and made a part of this Award Certificate as if fully set forth herein.

2.                                      Award of Stock Units.  Pursuant to the Plan, the Corporation hereby awards to the Participant as of the date hereof an Award with respect to two hundred twenty thousand (220,000) restricted stock units (subject to adjustment in accordance with Section 7 of the Plan) (the “Stock Units”), which Stock Units are restricted and subject to forfeiture on the terms and conditions hereinafter set forth.  As used herein, the term “Stock Unit” shall mean a non-voting unit of measurement which is deemed solely for purposes of calculating the amount of payment under the Plan and this Award Certificate to be equivalent to one outstanding share of the Common Stock (subject to adjustment in accordance with Section 7 of the Plan).  The Stock Units shall be used solely as a device for the determination of the payment to eventually be paid to the Participant if such Stock Units vest pursuant to Section 4 hereof.  The Stock Units shall not be treated as property or as a trust fund of any kind.  The Participant acknowledges that the Plan Administrator may use a broker or other third party to facilitate its restricted stock unit award recordkeeping and agrees to comply with any administrative rules and procedures regarding restricted stock unit awards as may be in place from time to time.  The Participant acknowledges and agrees that the Corporation may require that any Common Stock received under the Award be deposited in a brokerage account (in the name of the Participant) with a broker designated by the Corporation, and the Participant agrees to take such reasonable steps as the Corporation may require to open and maintain such an account.

3.                                      Rights as a Shareholder; Dividends and Voting.

(a)                                 Limitations on Rights Associated with Units.  The Participant shall have no rights as a shareholder of the Corporation, no dividend rights (except as expressly provided in Section 3(b) below with respect to dividend equivalent rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying such Stock Units.

(b)                                 Dividend Equivalent Rights Distributions.  In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Stock Units subject to the Award have either been paid pursuant to Section 5 or terminated pursuant to Section 4, the Corporation shall credit the Participant as of such record date with an additional number of Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on such record date.  Any Stock Units credited pursuant to the foregoing provisions of this Section 3(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate.  No crediting of Stock Units shall be made pursuant to this Section 3(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 5 or terminated pursuant to Section 4.

4.                                      Vesting; Termination of Employment.

(a)                                 Vesting in General.  Subject to Sections 4(c) and (d) below, the Award shall be eligible to vest and become nonforfeitable during the Performance Period (as defined below) as follows:

(i)                                     The Award shall vest and become nonforfeitable with respect to thirty percent (30%) of any then unvested portion of the total number of Stock Units subject to the Award (subject to adjustment under Section 7.1 of the Plan) if, during any consecutive one hundred twenty (120) calendar day period that commences and ends during the Performance Period (as defined below), the 120-Day Average Price (as defined below) equals or exceeds thirty five dollars ($35.00).  In such event, the vesting date for such portion of the Award shall be the last day of the applicable 120-day period.

(ii)                                  The Award shall vest and become nonforfeitable with respect to any then unvested portion of the total number of Stock Units subject to the Award (subject to adjustment under Section 7.1 of the Plan) if, during any consecutive one hundred twenty (120) calendar day period that commences and ends during the Performance Period, the 120-Day Average Price equals or exceeds forty dollars ($40.00).  In such event, the vesting date for such portion of the Award shall be the last day of the applicable 120-day period.

No proportionate vesting will apply as to any 120-Day Average Price that falls short of the applicable stock price level set forth above.  If clause (i) above is satisfied, such clause shall thereafter cease to apply (it being intended that a maximum of thirty percent (30%) of the total number of Stock Units subject to the Award may vest pursuant to such clause).  Furthermore, if clause (ii) is satisfied concurrently with clause (i), clause (ii) above shall control.

For purposes hereof, “Performance Period” means the period commencing on the Award Date and ending on the fifth (5th) anniversary of the Award Date.  For purposes hereof, “120-Day Average Price” means the average per-share closing price of the Corporation’s Common Stock (as reported on the Global Market or, if the Corporation’s Common Stock is not then listed on the Global Market, as reported on the principal national securities exchange on which the Corporation’s Common Stock is then listed or admitted to trade) for the days that the Corporation’s Common Stock was traded on such exchange during the applicable 120-day period.

(b)                                 Change in Control Event.  Notwithstanding Section 7.2 of the Plan and subject to Sections 4(c) and (d) below, the Award shall vest and become nonforfeitable with respect to any then unvested portion of the total number of Stock Units subject to the Award (subject to adjustment under Section 7.1 of the Plan) immediately prior to the consummation of a Change in Control Event (as defined below) that occurs at any time during the Performance Period and pursuant to which holders of the Corporation’s Common Stock at the time of such event become entitled to receive per-share consideration having a value equal to or greater than forty dollars ($40.00).  For purposes of clarity, this Section 4(b) shall not be applicable to a Change in Control Event that is not actually consummated during the Performance Period.  In the event a Change in Control Event occurs during the Performance Period pursuant to which awards that are then outstanding under the Plan are to be terminated pursuant to the terms of Section 7.2 of the Plan in connection with such Change in Control Event, the Award may be terminated in connection with such Change in Control Event without it becoming vested, subject only to any vesting that may be required under this Section 4(b) and notwithstanding the provisions of Section 7.2 of the Plan that would generally provide for the accelerated vesting of the Award in such circumstances.  Nothing contained herein shall confer upon the Board any obligation to pursue a transaction that may constitute a Change in Control Event or to take any action or inaction with respect thereto, and neither the Participant nor his beneficiaries or personal representatives shall have any claim hereunder against the Board or the Administrator, or the Corporation or any employees, directors, officers or agents of the Corporation or any Subsidiary, as a result of any such action or inaction.

For purposes hereof, a “Change in Control Event” shall mean (i) a merger or consolidation in which the stockholders of the Corporation immediately prior to such merger or consolidation do not hold, immediately after such merger or consolidation, more than 50% of the combined voting power of the surviving or acquiring entity (or parent corporation thereof), or (ii) any person shall become the beneficial owner of over 50% of the Corporation’s outstanding Common Stock or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally, or become a controlling person as defined in Rule 405 promulgated under the Securities Act.

(c)                                  Termination of Award at the end of Performance Period.  Notwithstanding anything contained in this Award Certificate or the Plan to the contrary, any Stock Units (and related dividends) subject to the Award that have not become vested pursuant to Sections 4(a) or 4(b) of this Award Certificate as of or prior to the last day of the Performance Period shall automatically terminate and be cancelled as of the last day of the Performance Period without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

(d)                                 Effect of Termination of Employment.  Notwithstanding anything to the contrary contained in any employment or similar agreement entered into by and between the Participant and the Corporation, if the Participant’s employment with the Corporation is terminated for any reason, whether with or without cause, voluntarily or involuntarily, by the Participant or by the Corporation, or due to the Participant’s death or disability, then the Stock Units (and related dividends) which have not vested as of the date that the Participant ceases to be employed by the Corporation (the “Termination Date”) shall automatically terminate and be cancelled as of the Termination Date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.  The Participant has no right to pro-rated vesting with respect to the Award if his employment by the Corporation terminates before any applicable vesting date with respect to the Award (regardless of the portion of the Performance Period the Participant was employed by the Corporation).

5.                                      Timing and Manner of Payment of Stock Units.  On or as soon as practicable following (and in all events within thirty (30) days after) the vesting of any portion of the Award pursuant to Section 4, the Corporation shall deliver to the Participant a number of shares of Common Stock equal to the number of Stock Units subject to the Award that vested on that particular vesting date; provided, however, that the Corporation reserves the right to settle any Stock Units credited as dividend equivalents pursuant to Section 3(b) by cash payment.  In the event of such a cash payment, the cash payable with respect to a Stock Unit shall equal the fair market value of a share of Common Stock (such fair market value determined under the Plan) as of the vesting date of that Stock Unit.  The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan.  The Participant shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 5 or that terminate pursuant to Sections 4(c) or (d).

6.                                      Non-Transferability of Award.  This Award is personal and, prior to the time they have become vested pursuant to Section 4 hereof, neither the Stock Units nor any rights hereunder may be transferred, assigned, pledged or hypothecated by the Participant in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process; provided, however, that such restrictions shall not apply to transfers to the Corporation.  Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Participant’s unvested rights under this Award, shall be null and void.

7.                                      Not a Contract of Employment.  Nothing in this Award Certificate gives the Participant the right to remain in the employ of or other service to the Corporation or any Subsidiary or to affect the absolute and unqualified right of the Corporation and any of its Subsidiaries to terminate the Participant’s employment or other service at any time for any reason or no reason and with or without cause or prior notice.  Except to the extent explicitly provided otherwise in a then effective written employment contract executed by the Participant and the Corporation, the Participant is an at will employee whose employment may be terminated without liability at any time for any reason.  By accepting this Award, the Participant acknowledges and agrees that (a) any person who is terminated before full vesting of an award, such as the one granted to the Participant by this Award Certificate, could attempt to argue that he was terminated to preclude vesting, (b) the Participant promises never to make such a claim, and (c) in any event, the Participant has no right to pro-rated vesting with respect to the Award if his employment or other service terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Participant was actually employed by the Corporation and/or any of its Subsidiaries).

8.                                      Tax Consequences.

(a)                                 Tax Consultation.  The Participant may suffer adverse tax consequences as a result of his acquisition or disposition of the Stock Units.  The Participant will be solely responsible for satisfaction of any taxes that may arise (including taxes arising under Section 409A of the Code) with respect to the Award.  The Corporation shall not have any obligation whatsoever to pay such taxes.  The Corporation has not and will not provide any tax advice to the Participant.  The Participant should consult with his own personal tax advisors to the extent he deems advisable in connection with the acquisition or disposition of the Stock Units.

(b)                                 Withholding.  Upon any distribution of shares of Common Stock in respect of the Stock Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates.  In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

9.                                      Adjustments Upon Specified Events.  Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Plan Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award.  No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 3(b).  Furthermore, the Plan Administrator shall equitably and proportionately adjust the stock price performance goals set forth herein to the extent necessary to preserve the intended incentives and benefits and mitigate the impact of any stock split (including a stock split in the form of a stock dividend) or reverse stock split.  In addition, if the Corporation pays a dividend (other than a stock dividend) during the Performance Period, in determining the 120-Day Average Price the amount of such dividend (without interest or other earnings factor) shall be added back to the closing price of the Corporation’s Common Stock for each applicable trading day that occurs after such dividend, beginning with the first day on which the Common Stock trades on an ex-dividend basis.  Similarly, if the Corporation pays a dividend (other than a stock dividend) during the Performance Period and prior to a Change in Control Event, in determining the per-share consideration in connection with such Change in Control Event for purposes of Section 4(b), the amount of such dividend (without interest or other earnings factor) shall be added back to the per share consideration that would otherwise be taken into account for pursuant of Section 4(b).  The Plan Administrator shall reasonably determine the value of any non-cash dividends.

10.                               Severability.  In the event that any provision or portion of this Award Certificate shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Award Certificate shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.

11.                               Binding Effect.  This Award Certificate shall extend to, be binding upon and inure to the benefit of the Participant and the Participant’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Section 6 with respect to the transfer of this Award Certificate or any rights hereunder or of the Stock Units), and upon the Corporation and its successors and assigns, regardless of any change in the business structure of the Corporation, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.

12.                               Notices.  Any notice to the Corporation contemplated by this Award Certificate shall be in writing and addressed to it in care of its Corporate Secretary; and any notice to the Participant shall be addressed to him at the address on file with the Corporation on the date hereof or at such other address as he may hereafter designate in writing.

13.                               Entire Agreement.  This Award Certificate, together with the Plan, constitutes the entire understanding between the Corporation and the Participant with regard to the subject matter of this Award Certificate.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Award Certificate.

14.                               Waiver.  The waiver of any breach of any duty, term or condition of this Award Certificate shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Award Certificate.

15.                               Interpretation.  The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate and the Plan shall lie within the sole discretion of the Plan Administrator, and the Plan Administrator’s determinations shall be conclusive and binding on all interested persons.

16.                               Choice of Law; Arbitration.  This Award Certificate shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions).  Any dispute or disagreement regarding the Participant’s rights under this Award Certificate shall be settled solely by binding arbitration in accordance with applicable rules of the American Arbitration Association.

17.                               Construction.  It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code.  This Award Certificate shall be construed and interpreted consistent with that intent.

18.                               Clawback Policy. The Award is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award).

SEMTECH CORPORATION,
a Delaware corporation

By:	/s/ Emeka Chukwu
Emeka Chukwu
Executive Vice President - Finance and Chief Financial Officer